UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: September 21, 2012

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3000 Bayport Drive, Suite 685 Tampa, FL		33607
(Address of principal executive offices)		(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangements of Certain Officers.

Fiscal 2012 Chief Executive Bonus Performance Objectives.

On September 21, 2012, the Compensation Committee (the “Committee”) of Oragenics, Inc. (the “Company”) approved the 2012 performance objectives for the Company’s President and Chief Executive Officer, Dr. John Bonfiglio under his bonus plan. Dr. Bonfiglio’s employment agreement with the Company required the adoption of a bonus plan to provide for a bonus target of up to 50% of his annual base salary which equates to $140,000 (the “Bonus Target”). The Company put the bonus plan in place in the prior year when Dr. Bonfiglio joined the Company. The bonus payable to Dr. Bonfiglio for 2012 will be based on the achievement of the following objectives, which are substantially similar to those adopted by the Committee in the prior year:

(i) up to 45% of the Bonus Target for Company performance objectives related to the Company’s revenue, entering into strategic partnerships for development of a key pipeline product and other specified operational objectives;

(ii) up to 25% of the Bonus Target for Company performance objectives related to raising capital;

(iii) up to 10% of the Bonus Target for the achievement of short term strategic objectives; and

(iv) up to 20% of the Bonus Target for meeting specified science objectives tied to licensing, validation testing, and trial enrollment.

Achievement of each objective will be measured independently, and a minimum threshold for each objective must be met for any credit to be given to that factor. The Committee set a minimum threshold target objective for revenue. The bonuses earned for 2012, if any, could range from zero to 100% of Dr. Bonfiglio’s Bonus Target and will vary depending on the extent to which actual performance meets, exceeds or falls short of the objectives approved by the Committee. The aggregate amount of bonus payable under the executive bonus plan to Dr. Bonfiglio for 2012 would be approximately $140,000 if all of the objectives were achieved by December 31, 2012.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 21st day of September, 2012.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan Chief Financial Officer